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                                                                 EXHIBIT 11

                  A I M MANAGEMENT GROUP INC. AND SUBSIDIARIES
                       Computation of Earnings Per Share
                                  (unaudited)
                    (in thousands, except per share amounts)
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
                                                            Three Months Ended
                                                                March 31,
                                                           -------------------
                                                             1996      1995
                                                           ------     -------

Computation of Earnings per Common Share:

   Net Income ...........................................  $20,552    $ 5,594
   Less increase in the Redemption Price of the Class
    B Common Stock ......................................   (8,249)        --
                                                           -------    -------

   Income applicable to common stock ....................  $12,303    $ 5,594
                                                           -------    -------

Computation of Weighted Average Common Shares:

   Weighted average common shares outstanding ...........    3,294      3,175
   Common shares issuable upon exercise of warrants
    and options .........................................      568        579
   Less shares assumed repurchased with proceeds ........     (281)      (238)
                                                           -------    -------
                                                             3,581      3,516
                                                           -------    -------

EARNINGS PER SHARE ......................................  $  3.44    $  1.59
                                                           =======    =======
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